EXHIBIT 99.1

                                                         Effective July 28, 2003

                           MERRILL LYNCH & CO., INC.
                                PUBLIC POLICY AND
                            RESPONSIBILITY COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS


                                     PURPOSE
                                     -------

To assist the Board of Directors and Senior Management in overseeing the Corporation's fulfillment of its Principles of Respect for the Individual, Teamwork, Responsible Citizenship and Integrity by reviewing and, where appropriate, making recommendations about:

o    The Corporation's policies and actions as they relate to the above
     Principles
o The Corporation's political and charitable contributions policies and practices
o The Corporation's policies and actions as they relate to social and public policy issues that affect the Corporation's business throughout the world.


                                   MEMBERSHIP
                                   ----------

The Committee shall be composed of not fewer than three directors, none of whom shall be, or within one year of appointment, shall have been, employees of the Corporation. However, if a vacancy occurs, the Committee is authorized to continue to exercise its authority with fewer than three directors, but not less than two, until such time as the Board of Directors fills such vacancy. The Board of Directors may designate alternate members of the Committee. The Chair of the Committee shall be appointed by the Board of Directors.


                               AUTHORITY STATEMENT
                               -------------------
To review and make recommendations concerning:

o The Corporation's policies and business activities in light of the Corporation's Principles of Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.


o The Corporation's policies and actions as they relate to social and public policy issues.

o The Corporation's business policies and practices relative to the Foreign Corrupt Practices Act and similar laws worldwide.


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To review and oversee:
---------------------
o The Corporation's charitable contribution policies and practices in all areas.
o The Corporation's political contribution policies and practices worldwide, including direct contributions by the Corporation and its subsidiaries, contributions by the Corporation's political action committee and, where regulatory considerations apply, direct employee contributions.

Any matter relating to the foregoing which is referred to the Committee by the Board of Directors or any other committee thereof.

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